EXHIBIT  23.1

                          CONSENT OF INDEPENDENT ACCOUNTANTS

          We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 13, 2004, relating to the financial statements and financial statement schedule of Southwall Technologies Inc., which appears in the Annual Report on Form 10-K/A of Southwall Technologies Inc. for the year ended December 31, 2003.



PricewaterhouseCoopers LLP
San Jose California
October 28, 2004


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